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                                                                       Exhibit 2


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                                             Optionee:  STEPHEN SAVITSKY


                     STAFF BUILDERS, INC. STOCK OPTION PLAN
                                OPTION AGREEMENT

            OPTION AGREEMENT, dated March 28, 1990 between
STAFF BUILDERS, INC., a Delaware Corporation (the "Company") and Stephen
Savitsky,
            The Company has adopted the 1983 Incentive Stock Option Plan (the "Plan"), a copy of which is attached hereto, and desires to grant to the Optionee the option provided for herein, all subject to the terms and conditions of the Plan.

            IT IS AGREED as follows:

            1. Grant of Option. By the determination of the Board of Directors, the Company hereby grants to the Optionee the right and option to purchase an aggregate of 351,000 shares of its Common Stock as more specifically set forth in Exhibit A hereto (as defined in the Plan) at the initial option price of $1.93 per share (being the Fair Market Value of a Share of Common Stock on the date hereof) as may be adjusted from time to time as provided in the Plan.

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            2.  Option period.  The option granted hereby shall expire on the tenth anniversary date hereof, subject to earlier termination as provided in the Plan.
            3. Exercise of Option. The Optionee may exercise the options hereby granted at any time after the Exercise Date thereof as set forth in Schedule A PROVIDED HOWEVER that no option may be exercised prior to one year after the date set forth above, and further provided that no option shall be exercisable while there is outstanding (as defined in Section 422A of the Internal Revenue Code of 1954) any incentive stock option which was granted to the Optionee under the Plan prior to the granting of this option.
            The option may be exercised by the Optionee delivering to the Company at 1981 Marcus Avenue, Lake Success, New York 11042, a written notice duly signed by the Optionee stating the number of shares that the Optionee has elected to purchase and accompanied by payment (in cash or by certified check) of an amount equal to the full purchase price for the shares to be purchased. The notice must also contain a statement (in a form acceptable to the Company) that the Optionee is acquiring such shares for investment and not with a view toward their distribution or resale. Following receipt by the Company of such notice and full payment, the Company shall issue, as soon as practicable, the shares in the name of the Optionee and deliver the certificate therefore to the Optionee. The Company, however, shall not be required to issue or deliver a certificate for any

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shares until it has complied with all requirements of the Securities Act of
1933, the Securities Exchange Act of 1934, any securities exchange on which the Company's stock may then be listed and all applicable state laws in connection with the issuance of such shares or the listing of such shares on said securities exchange. Until the issuance of the certificate for such shares, the Optionee shall have none of the rights of a shareholder in respect of such shares.
            4. Employment. Nothing contained in this Option Agreement shall confer upon the Optionee his/her right to be continued in the employ of the Company or shall prevent the Company from terminating his/her employment at any time, with or without cause. If the Optionee's employment with the Company is terminated for any reason other than death, this option shall be exercisable only as to those shares of Common Stock immediately purchasable by him at the date of termination and only for a period of three (3) months after the termination, or twelve (12) months in the case of permanent and total disability.
            5. Death. If the Optionee dies while employed by the Company or within three (3) months after termination of his employment, that portion of this option which was exercisable by the Optionee at the time of death shall be exercisable by his legal representatives or beneficiaries at anytime within twelve (12) months after the Optionee's death.
            6. Non Transferability of Option. This option shall not be transferable other than by will or by the laws of

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descent and distribution, and may be exercised during the Optionee's lifetime only by him.
            7. Tax Status. The Company has been advised by counsel that based on existing laws and regulations, this option will quality as an "incentive stock option" under the provisions of Section 422A of the Internal Revenue Code of 1954. Under the provision of the Internal Revenue Code and applicable regulations in effect at the time of the adoption of the plan by the Company, if stock is purchased upon exercise of this option while the Optionee is employed by the Company or within three (3) months after termination of such employment (twelve (12) months after employment termination in the case of permanent and total disability), and is held for at least one year after the date of the delivery of the stock certificate for such shares, PROVIDED HOWEVER, such one-year period is more than two years from the date of grant of this option, any profit realized upon the sale of such stock will be treated as long-term capital gain for Federal Income Tax purposes.
            8. Incorporation of Plan. The option granted hereby is subject to, and governed by, the terms and conditions of the Plan, which are hereby incorporated by reference. This Agreement, including the Plan incorporated by reference herein, is the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings.

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            9.  Adjustments Upon Changes in Capitalization.  If at any time after the date of grant of this option, the Company shall, by stock dividend, split-up, combination, reclassification or exchange, or through merger or consolidation, or otherwise, change its shares of Common Stock into a different number or kind of class or shares of the securities or property, then the number of shares covered by this option and the price of each share shall be proportionately adjusted for any such change by the Board of Directors whose determination shall be conclusive. Any fraction of a share resulting from any adjustment shall be eliminated and the price per share of the remaining shares subject to this option adjusted accordingly.
            10. Notices. Any notice to be given by the Optionee hereunder shall be sent to the Company at its principal executive offices, and any notice from the Company to the Optionee shall be sent to the Optionee at his address set forth above; all such notices shall be in writing and shall be delivered in person or by registered or certified mail. Either party may change the address to which notices are to be sent by notice in writing given to the other in accordance with the terms hereof.
            11. Governing Law. The parties hereto hereby ac-knowledge and agree that the option granted hereby is granted in the State of New York and any shares of Common Stock issued upon exercise of the option will be issued in the State of New York. This Agreement, as well as the grant of such option and issuance of such shares, is and shall be governed by and construed in

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accordance with the laws of the State of New York applicable to the agreements made and to be performed entirely within such State.


            IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                              STAFF BUILDERS, INC.


/s/ David Savitsky                   By: /s/ Gordon J. Gerard
- -------------------------                -----------------------
Secretary




                                         /s/ Stephen Savitsky
                                         -----------------------
                                         Grantee


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                      STAFF BUILDERS INC. STOCK OPTION PLAN
                                OPTION AGREEMENT
                           OPTIONEE:  STEPHEN SAVITSKY


                                    EXHIBIT A


No. of Shares                           Exercise Date
- -------------                           -------------
   351,000                                   Immediately